UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  May 9, 2011

WIZARD WORLD, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-33383	98-0357690
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1350 Avenue of the Americas, 2nd Floor New York, NY	10019
(Address of principal executive offices)	(Zip Code)

(646) 801-5572
 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 9, 2011, Wizard World, Inc. (the “Company”) entered into a Director Agreement, made as of May 9, 2011 (the “Director Agreement”), with Mr. Greg Suess in connection with his appointment to the Board of Directors of the Company (the “Board”) (as more fully described in Item 5.02 below).  The term of the Director Agreement is from May 9, 2011 through the Company’s next annual stockholders’ meeting.  The Director Agreement may, at the option of the Board, be automatically renewed on such date that Mr. Suess is re-elected to the Board.

Mr. Suess received, upon execution of the Director Agreement, a non-qualified stock option to purchase up to one hundred and fifty thousand (150,000) shares of the Company’s common stock at an exercise price per share equal to the closing price of the Company’s common stock on the execution date of the Director Agreement.  The option  is exercisable for a period of five years and vests in equal amounts over a period of three (3) years at the rate of twelve thousand five hundred (12,500) shares per fiscal quarter at the end of such quarter, commencing in the quarter ended July 31, 2011, and pro-rated for the number of days Mr. Suess served on the Board during the fiscal quarter.  Notwithstanding the foregoing, if Mr. Suess ceases to be a member of Board at any time during the three (3) year vesting period for any reason (such as resignation, withdrawal, death, disability or any other reason), then any un-vested options shall be irrefutably forfeited.

In conjunction with the Director Agreement, the Company also entered into an Indemnification Agreement, dated as of May 9, 2011 (the “Indemnification Agreement”), with Mr. Suess. The Indemnification Agreement indemnifies Mr. Suess to fullest extent under Delaware law for any claims, amongst other things, arising out of or resulting from (i) any actual, alleged or suspected act or failure to act by Mr. Suess in his capacity as a director or agent of the Company and (ii) any actual, alleged or suspected act or failure to act by Mr. Suess in respect of any business, transaction, communication, filing, disclosure or other activity of the Company.  Under the Indemnification Agreement, Mr. Suess is indemnified for any losses pertaining to such claims, provided, however, that the losses shall not include expenses incurred by Mr. Suess in respect of any claim as which he shall have been adjudged liable to the Company, unless the Delaware Chancery Court rules otherwise.  Indemnification Agreement provides for indemnification of Mr. Suess during his employment and for a period of at least six (6) years thereafter or such longer term as is provided therein.

The above description of the Agreements does not purport to be complete and is qualified in its entirety by reference to such Agreements, which are attached hereto as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Appointment of Director

On May 9, 2011, the directors of the Company approved by unanimous written consent the appointment of Mr. Greg Suess as a member of the Board, effective as of May 9, 2011, and Mr. Suess accepted such appointment by executing a the Director Agreement referenced in Item 1.01 of this Form 8-K.  Below is a description of Mr. Suess’ professional work experience.

Greg Suess is a founding partner of ROAR, a Beverly Hills-based management and consulting company formed in 2000 that focuses on media and entertainment and provides comprehensive management services for its clients, including talent and brand management, managing partnerships, strategic alliances and marketing strategies that engage consumers through entertainment, music and lifestyle experiences.  Since 1997, Greg has been with the law firm of Glaser, Weil, Fink, Jacobs, Howard, Avchen & Shapiro, LLP, where he is currently Of Counsel and focuses on general corporate law, media and entertainment.  Greg holds a Bachelor of Science from the University of Southern California (Lloyd Greif Center for Entrepreneurial Studies), and holds a JD/MBA from Pepperdine University.  Greg serves on the Board of Directors of TicTock Studios in Saugatuck, Michigan, and Derycz Scientific, Inc.  He is a member of the State Bar of California.

The Board believes that Mr. Suess’ extensive experience and background in the media and entertainment industry complements the Company’s events business, its new digital initiatives and its new online publication Wizard World Digital, which covers new and upcoming products and talents in the pop culture world.

Mr. Suess is also a stockholder of the Company.

Family Relationships

Mr. Suess does not have a family relationship with any of the current officers or directors of the Company.

Related Party Transactions

There are no related party transactions reportable under Item 5.02 of Form 8-K and Item 404(a) of Regulation S-K.

Item 9.01 Financial Statement and Exhibits.

(d)  Exhibits.

Exhibit No.	Description

10.1	Director Agreement, made as of May 9, 2011, between Wizard World, Inc. and Greg Suess*

10.2	Director and Officer Indemnification Agreement, dated as of May 9, 2011, between Wizard World, Inc. and Greg Suess*

* Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 9, 2011	By: /s/ Gareb Shamus Name: Gareb Shamus Title: President and Chief Executive Officer